Exhibit 99.1


      American Spectrum Realty Announces Resignation of Patricia A. Nooney;
        Richard A. Holland and G. Anthony Eppolito Named Vice Presidents


     HOUSTON--(BUSINESS WIRE)--Jan. 31, 2006--American Spectrum Realty, Inc. (AMEX:AQQ), a real estate investment and management company located in Houston, Texas, announced today that Patricia A. Nooney, Senior Vice President, Chief Operating Officer, Treasurer, Secretary, and Director of Accounting, has resigned after many years of service. Ms. Nooney has held the position of Senior Vice President since the formation of the company in 2001 and was appointed Chief Operating Officer in November 2003. She is leaving American Spectrum Realty, Inc. to become the Managing Director of the CB Richard Ellis office in St. Louis, Missouri, where she currently resides.
     The Company also announced the appointments of Richard M. Holland as Vice President of Investments and G. Anthony Eppolito as Vice President of Accounting, Treasurer and Secretary.
     Mr. Holland has served as Director of Leasing for American Spectrum Realty, Inc. since October 2002. He has a broad knowledge of office, industrial and retail properties. His experience includes in excess of twenty years of leasing experience with a wide variety of tenants including federal and state government leases. Further abilities include budgeting and development of marketing plans, prospecting, lease negotiations and lease preparation. He has experience working with the brokerage community and developing marketing strategies for tenant representative involvement. He has worked with tenant improvements and capital improvement projects, understands ownership goals and objectives and has property management experience. Mr. Holland holds a Bachelor of Business Administration in Marketing from the University of Houston in Clear Lake, Texas and has held a Texas Real Estate Broker's license since 1981.
     Mr. Eppolito has served as Controller for American Spectrum Realty, Inc. since November 2004. He is a Certified Public Accountant with extensive financial experience including staff supervision, SEC reporting, and maintaining banker/lender relations. He has been with American Spectrum Realty since the company's formation and served as Assistant Controller from March 2002 thru October 2004. Mr. Eppolito holds a Bachelor of Business Administration in Accounting from Texas A & M University in College Station, Texas.
     William J. Carden, President of American Spectrum stated, "During her tenure with American Spectrum Realty, Ms. Nooney has consistently provided strong leadership for our operations and has been a true asset to the company. Her skills, talents and expertise in business have helped make significant improvements in our operating performance. We will miss her contributions in the future; however, I understand her desire to reduce her extensive travel commitments, and she is joining another good company. We wish her only the best." He added, "The appointments of Mr. Holland and Mr. Eppolito, with their combined leasing, management and financial experience, will help the company continue to successfully focus its portfolio of properties on the multi-tenant office and industrial properties in the southwest."
     American Spectrum Realty, Inc. is a real estate investment and management company that owns 20 office, industrial, and retail properties aggregating over
1.5 million square feet in California, Texas, Arizona, South Carolina and the Midwest. Publicly traded on the American Stock Exchange since November 2001, American Spectrum Realty's business plan focuses on expansion of office and industrial property investments in California, Texas and Arizona.


     CONTACT: American Spectrum Realty, Inc., Houston
              William J. Carden, 713-706-6200